Exhibit 99.1

NEWS RELEASE

Contact:
Arthur Nguyen
Chief Financial Officer, TVIA
408-982-8588 x173
anguyen@tvia.com

FOR IMMEDIATE RELEASE

TVIA REPORTS FIRST QUARTER EARNINGS

SANTA CLARA, CALIFORNIA – July 29, 2003 – Tvia, Inc. (NASDAQ: TVIA), a leading provider of display processors for the advanced television and emerging display markets, announced today financial results for the quarter ended June 30, 2003.

Revenue for the first quarter of fiscal 2004 was $580,000, compared to $706,000 for the first quarter of fiscal year 2003, ended June 30, 2002. Net loss was $2,064,000, or 9 cents per share, compared to a net loss of $3,712,000, or 17 cents per share, for the first quarter of fiscal year 2003.

“I am pleased with our progress this past quarter. I believe these results clearly reflect our company’s effort and commitment to achieving profitability,” said Eli Porat, Tvia’s president and chief executive officer. “I also believe the advanced de-Interlace and scalar technologies incorporated in our products will give us a leading position in the emerging display marketplaces in China and Asia Pacific. As part of our marketing efforts, we have established an office and a television lab in Shenzhen China, to help us develop strategic partnerships with the leading manufacturers in China of Progressive TV and LCD TV.”

Tvia also announced that on July 3, 2003, it concluded the sale of its software business and software-related assets to MediaTek, Inc., of Taiwan, for $10 million in cash. These software assets included Home IT, advanced digital video broadcasting (DVB), MPEG4 software player, SDK software, and software drivers. As part of this acquisition, MediaTek hired approximately 75 former Tvia employees from the software division of Tvia’s China subsidiary and a few from the US headquarters.

Management will host a conference call at 2:00 p.m. Pacific Daylight Time on July 29, 2003, to discuss Tvia’s results for the quarter ended June 30, 2003. The call can be accessed by calling (303) 205-0033 or by visiting www.tvia.com. A replay of the conference call will be available by calling (303) 590-3000, access code 542862# or by visiting Tvia’s web site.

ABOUT TVIA
Tvia, Inc. is a leading provider of display processors for the advanced television and emerging display markets, enhancing a viewer’s experience by simultaneously presenting multiple, independent media streams on one or more displays. Tvia’s display processors accept video, graphics and audio signals from terrestrial broadcast, narrow-band telephone lines, cable, satellite and Ethernet to deliver high quality, interactive picture and audio. Tvia’s semiconductor products are targeted at advanced television and emerging display markets, enabling and enhancing services such as video on demand (VOD), electronic program guides (EPGs), security systems, video conferencing and other applications for picture-in-picture or multiple-image display. More information about Tvia is available at www.tvia.com.

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, cost reduction efforts, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from out current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 filed with the Securities and Exchange Commission (“SEC”) on June 24, 2003, and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

(tables to follow)

TVIA INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2003	March 31, 2003

	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,769	$11,080
Short term investments	17,555	13,337
Accounts receivable, net	268	331
Inventories	889	1,055
Restricted cash	600	—
Other current assets and prepaid expenses	440	411

Total current assets	29,521	26,214
Property and equipment, net	2,865	3,209
Other assets	1,720	1,770

Total assets	$34,106	$31,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$452	$632
Accrued liabilities and other	910	1,175
Short-term portion of capital leases	135	134
Advance cash received	5,533	—

Total current liabilities	7,030	1,941
Long-term liabilities	336	486

Total liabilities	7,366	2,427

Stockholders’ equity	26,740	28,766

Total liabilities and stockholders’ equity	$34,106	$31,193

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TVIA, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share amounts)

	Three Months Ended
	June 30,

	2003	2002

	(Unaudited)	(Unaudited)
Revenues	$580	$706
Cost of revenues	343	456

Gross profit	237	250
Operating expenses:
Research and development	1,660	2,786
Sales, general and administrative	735	1,224
Amortization of deferred stock compensation	—	198

Total operating expenses	2,395	4,208

Operating loss	(2,158)	(3,958)
Interest income	94	246

Net loss	$(2,064)	$(3,712)

Basic and diluted net loss per share	$(0.09)	$(0.17)

Shares used in computing basic and diluted net loss	22,145	21,983

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